UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Bed Bath & Beyond Inc.
(Name of Registrant as Specified In Its Charter)

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BED BATH & BEYOND INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JULY 10, 2007

TIME	9:00 A.M. on Tuesday, July 10, 2007

PLACE	Madison Hotel
One Convent Road
Morristown, New Jersey 07960

ITEMS OF BUSINESS	(1) To elect four directors until the Annual Meeting in 2008 and until their respective successors have been elected and qualified (Proposal 1).

(2) To ratify the appointment of KPMG LLP as independent auditors for the 2007 fiscal year (Proposal 2).

(3) To vote on shareholder proposals (Proposals 3, 4 and 5).

(4) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or adjournments.

RECORD DATE	You can vote if you were a shareholder of record on May 14, 2007.

PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online, via telephone or to fill out the enclosed proxy card and return it to us in the envelope provided. No postage is required.

June 11, 2007	Warren Eisenberg
Co-Chairman

Leonard Feinstein
Co-Chairman

Bed Bath & Beyond Inc.
650 Liberty Avenue
Union, New Jersey 07083

PROXY STATEMENT

These proxy materials are delivered in connection with the solicitation by the Board of Directors of Bed Bath & Beyond Inc. (the “Company”, “we”, or “us”), a New York corporation, of proxies to be voted at our 2007 Annual Meeting of Shareholders and at any adjournment or adjournments.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

This Proxy Statement, the proxy card and our 2006 Annual Report are being mailed starting June 11, 2007.  The information regarding stock ownership and other matters in this proxy statement is as of the record date, May 14, 2007, unless otherwise indicated.

What may I vote on?

You may vote on the following proposals:

•     election of four directors to hold office until the Annual Meeting in 2008 (Proposal 1);

•     ratification of the appointment of KPMG LLP as independent auditors for fiscal 2007 (Proposal 2); and

•     consideration of shareholder proposals (Proposals 3, 4 and 5).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS, AND AGAINST  THE SHAREHOLDER PROPOSALS.

Who may vote?

Shareholders of record of the Company’s common stock at the close of business on May 14, 2007 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 273,894,397 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How do I vote?

The Company encourages you to use the electronic means available to you to vote your shares. How you vote will depend on how you hold your shares of Bed Bath & Beyond stock.

Shareholder of Record

If your shares are registered directly in your name with Bed Bath & Beyond’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. If you hold restricted stock under the Company’s 2004 Incentive Compensation Plan, you are also considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote by proxy. There are three ways you can do so:

•      Vote by internet - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.

•      Vote by phone - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call.

•      Vote by mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided, or return it to Bed Bath & Beyond Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting at the Annual Meeting, your final voting instructions must be received by no later than 11:59 p.m. on July 9, 2007.

Beneficial Owner

Most shareholders of Bed Bath & Beyond hold their shares through a stockbroker, bank or other nominee, rather than directly in their own name. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction form for you to use in directing the broker or nominee on how to vote your shares.

Can I change my vote?

Yes. If you are the shareholder of record, you may revoke your proxy before it is exercised by doing any of the following:

•      sending a letter to the Company stating that your proxy is revoked;

•      signing a new proxy and sending it to the Company; or

•      attending the Annual Meeting and voting by ballot.

Beneficial owners should contact their broker or nominee for instructions on changing their vote.

How many votes must be present to hold the Annual Meeting?

A “quorum” is necessary to hold the Annual Meeting. A quorum is a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting. They may be present at the Annual Meeting or represented by proxy. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum, but are not counted for purposes of determining any of the proposals to be voted on.

How many votes are needed to approve the proposals?

A plurality of the votes cast is required for the election of directors. This means that the four nominees with the most votes for election will be elected.

A “FOR” vote by a majority of the votes cast is required to approve the other proposals to be acted on at the Annual Meeting.

What is an abstention?

An abstention is a properly signed proxy card which is marked “abstain.”

What is a broker “non-vote”?

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under applicable rules, Proposals 1 and 2 are “discretionary” items upon which New York Stock Exchange member brokerage firms that hold shares as a nominee may vote on behalf of the beneficial owners if such beneficial owners have not furnished voting instructions by the tenth day before the Annual Meeting.

Will any other matters be acted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting or any adjournment, the persons named in the proxy will have discretion to vote on those matters. As of January 24, 2007, which is the date by which shareholder proposals must have been received by the Company to be presented at the Annual Meeting, and as of the date of this proxy statement, we did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

The Company will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by directors or employees of the Company. The Company has engaged D.F. King & Co., Inc., for a fee to be determined, to assist in the solicitation of proxies. The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.

Whom should I call with other questions?

If you have additional questions about this proxy statement or the Annual Meeting or would like additional copies of this document or our 2006 Annual Report on Form 10-K, please contact: Bed Bath & Beyond Inc., 650 Liberty Avenue, Union, NJ  07083, Attention: Investor Relations Dept., Telephone: (908) 688-0888.

ELECTION OF DIRECTORS (PROPOSAL 1)

How is the Board of Directors structured and who has been nominated?

The Board of Directors was previously divided into three classes, each with a staggered three year term of office and the classes as nearly equal in number of directors as possible.  At our 2006 Annual Meeting of Shareholders, our shareholders approved an amendment to our Restated Certificate of Incorporation to eliminate the classification of the Board of Directors and to provide for the annual election by the shareholders of each member of the Board.  Accordingly, starting with the 2007 Annual Meeting, directors will be elected to one year terms, although the terms of the directors elected at the Company’s 2005 and 2006 Annual Meetings will expire at the 2008 and 2009 Annual Meetings, respectively.

The current number of directors is eleven, with four directors being elected at the 2007 Annual Meeting.

The Board of Directors, upon recommendation of its Nominating Committee, has nominated, for a one year term expiring at the 2008 Annual Meeting, Warren Eisenberg, Stanley F. Barshay, Patrick R. Gaston and Victoria A. Morrison, whose terms of office as directors expire at this Annual Meeting.

The principal occupation and certain other information concerning the nominees are provided below:

Warren Eisenberg, 76, is a Co-Founder of the Company and has served as Co-Chairman since 1999. He has served as a director since 1971. Mr. Eisenberg served as Chairman from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to April 2003.

Stanley F. Barshay, 67, has served as Chairman of Schering-Plough Consumer HealthCare Products since 2003. Prior to 1997, Mr. Barshay served in a variety of senior executive positions at American Home Products (now Wyeth). Between 1997 and 2003, Mr. Barshay served as a consultant for several companies. He has been a director of the Company since 2003.

Patrick R. Gaston, 49, has been the President of Verizon Foundation since 2003.  Prior to assuming this position, Mr. Gaston held a variety of management positions at Verizon Communications Inc. and its predecessors since 1984, including positions in operations, marketing, human resources, strategic planning and government relations.  He has been a director of the Company since May 2007.

Victoria A. Morrison, 54, is the Executive Vice President & General Counsel of Edison Properties, LLC.  Before March 1, 2007, she was a practicing attorney and a partner in the law firm of Riker, Danzig, Scherer, Hyland & Perretti LLP for more than five years. She has been a director of the Company since 2001.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS.

OTHER BOARD OF DIRECTORS INFORMATION

The principal occupation and certain other information about the directors whose terms of office continue after the Annual Meeting is provided below.

Directors Whose Terms Expire in 2008

Leonard Feinstein, 70, is a Co-Founder of the Company and has served as Co-Chairman since 1999. He has served as a director since 1971. Mr. Feinstein served as President from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to April 2003.

Dean S. Adler, 50, was a Co-Founder and has served as a Principal of Lubert-Adler Management, a private real estate investment firm, for more than five years. He has been a director of the Company since 2001. Mr. Adler is also a director of Developers Diversified Realty Corp.

Jordan Heller, 46, is a Partner with The Schonbraun McCann Group LLP, a leading provider of advisory services to the real estate and finance industries, since 2005. Prior to joining The Schonbraun McCann Group, Mr. Heller was a Managing Director at American Economic Planning Group for four years. He has been a director of the Company since 2003.

Robert S. Kaplan, 49, is a Senior Lecturer at Harvard Business School and a Senior Director of The Goldman Sachs Group, Inc.  Mr. Kaplan has been a Senior or Managing Director of The Goldman Sachs Group, Inc. for more than five years, having also served that firm as Vice Chairman from 2002 until January 2006. He has been a director of the Company since 1994.

Directors Whose Terms Expire in 2009

Steven H. Temares, 48, currently serves as Chief Executive Officer. Mr. Temares was President and Chief Executive Officer from 2003 to January 2006.  Mr. Temares was President and Chief Operating Officer from 1999 to 2003. Mr. Temares joined the Company in 1992 and has served as director since January 1999.

Klaus Eppler, 77, is a practicing attorney and has been a pensioned partner in the law firm of Proskauer Rose LLP, counsel to the Company, since 2001. Mr. Eppler was an equity partner of Proskauer Rose LLP from 1965 to 2001. He has been a director of the Company since 1992. Mr. Eppler serves as outside Lead Director. Mr. Eppler is also a director of The Dress Barn, Inc.

Fran Stoller, 48, is a practicing attorney and has been a partner in the law firm of Loeb & Loeb LLP for more than five years. She has been a director of the Company since 2003.

How many times did the Board of Directors meet last year?

The Board of Directors held sixteen meetings during fiscal 2006.

Director Attendance

Each director of the Company attended at least 75% of the total number of meetings of the Board of Directors and committees on which he or she served, except Dean Adler who attended 20 of the 30 meetings, or 66 2/3%, of the Board of Directors and committees on which he served.  The Company encourages, but does not require, the directors to attend the Company’s Annual Meeting of Shareholders.  Seven directors attended the 2006 Annual Meeting of Shareholders.

How are directors compensated?

The following table provides compensation information for fiscal 2006 for each member of our Board of Directors during fiscal 2006, other than Warren Eisenberg, Leonard Feinstein and Steven H. Temares, each of whom is a named executive officer of the Company and none of whom received any additional compensation for his service as a director of the Company.

Annual director fees for fiscal 2006 were $30,000 and were paid at a rate of $7,500 each fiscal quarter.  As Lead Director, Mr. Eppler received an additional $15,000 annually in director fees.  Directors have a right to elect to receive all or fifty percent of their fees in stock or cash.  The following table provides director compensation information for fiscal year 2006.

Director Fees for Fiscal Year 2006

Name	Fees Earned or Paid in Cash ($)		Total ($)
Klaus Eppler	45,000	(1)	45,000
Dean S. Adler	30,000	(1)	30,000
Stanley F. Barshay	30,000	(1)	30,000
Jordan Heller	30,000	(1)	30,000
Robert S. Kaplan	30,000	(2)	30,000
Victoria A. Morrison	30,000	(1)	30,000
Fran Stoller	30,000		30,000

(1)     Fifty percent of these director fees were paid in shares of Common Stock of the Company pursuant to the Bed Bath & Beyond Plan to Pay Directors Fees in Stock and the number of shares was determined (in accordance with the terms of such plan) based on the fair market value per share on the second business day following the announcement of the Company’s financial results for its fiscal third quarter, which was $38.23 per share, the average of the high and low trading prices on December 22, 2006.

(2)     All of these director fees were paid in shares of Common Stock of the Company pursuant to the Bed Bath & Beyond Plan to Pay Directors Fees in Stock and the number of shares was determined (in accordance with the terms of such plan) as described in footnote (1).

Director and Committee Fees for Fiscal Year 2007

In light of the increasing time commitment and demands required of the Company’s directors and upon the recommendation of the executive officer directors, the Company’s Board of Directors has determined to increase director compensation for fiscal 2007.  Annual director compensation for all directors, other than Messrs. Eisenberg, Feinstein and Temares, was increased to a fee of $40,000, payable at the rate of $10,000 per quarter, and an automatic grant of $40,000 of restricted stock under the Company’s 2004 Incentive Compensation Plan at the fair market value on the date of the Annual Meeting of Shareholders (the average of the high and low trading prices on such date), such restricted stock to vest on the last day of the fiscal year of grant provided that the director remains in office until such date.  In addition, directors serving on standing committees of the Board of Directors will be paid, on a quarterly basis, as follows:  each member of the Audit Committee will receive an additional $10,000 per year; each member of the Compensation Committee will receive an additional $7,500 per year; and each member of the Nominating and Corporate Governance Committee, other than the Lead Director, will receive an additional $5,000 per year.  The Lead Director will receive an additional $15,000 per year.  Each director will continue to have the right to elect to receive all or fifty percent of his or her fees (other than the grant of restricted stock) in cash or stock pursuant to the Bed Bath & Beyond Plan to Pay Directors Fees in Stock.

Director Independence

The Board of Directors, upon the advice of the Nominating and Corporate Governance Committee, has determined that each of Mses. Morrison and Stoller and Messrs. Eppler, Adler, Barshay, Gaston, Heller and Kaplan are “independent directors” under the independence standards set forth in The NASDAQ Stock Market’s Marketplace Rule 4200(a)(15).  This determination was based on the fact that each of these directors is not an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  This independence assessment is analyzed annually in both fact and appearance to promote arms-length oversight.

In making its independence determinations, the Board of Directors considered transactions occurring since the beginning of fiscal 2004 between the Company and entities associated with the independent directors or members of their immediate family. In each case, the Board of Directors determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. The Board of Director’s independence determinations included reviewing the following relationships:

•                  Mr. Eppler is a pensioned partner of Proskauer Rose LLP, which has received fees for legal services from the Company during the past three fiscal years and which is continuing to provide legal services to the Company during fiscal 2007.

•                  Mr. Adler is a principal or executive officer of several private equity funds, each with broad commercial real estate holdings.  During the past three fiscal years, some of such funds had among their investments interests in entities which held real estate, portions of which were leased to the Company or its subsidiaries for the operation of stores.

•                  Mr. Barshay is an executive officer of Schering-Plough Consumer HealthCare Products, which manufactures a wide variety of consumer goods, some of which are purchased by the Company for resale in the ordinary course of business.

•                  Mr. Gaston is the President of Verizon Foundation.  The Company purchases a small portion of its telecommunications services from Verizon Communications Inc., an affiliate of Verizon Foundation, on terms and pricing generally available to Verizon customers.

•                  Mr. Kaplan is a Senior Director of The Goldman Sachs Group, Inc., which received commissions in connection with the Company’s stock repurchase program.

•                  Ms. Morrison was a partner of Riker, Danzig, Scherer, Hyland & Perretti LLP before March 1, 2007.  This firm has received fees for legal services from the Company during the past three fiscal years.

Information about Committees of the Board; Compensation Committee Interlocks and Insider Participation

All members of the Audit, Compensation, and Nominating and Corporate Governance Committees are considered independent pursuant to applicable SEC and NASDAQ rules.  None of the members of the Compensation Committee was (i) during the past fiscal year, an officer or employee of the Company or any of its subsidiaries, or (ii) formerly an officer of the Company or any of its subsidiaries. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Board Committees

Our Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees.  Information about each of these Committees follows.

Audit Committee

The function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by (i) overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements; and (ii) reviewing the financial reports and other financial information provided by the Company to the public. In addition, the functions of this Committee have included, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company’s quarterly results and the results of their annual audit and reviewing the Company’s internal accounting controls.

The Audit Committee held eight meetings during fiscal 2006.  The current members of the Committee are Messrs. Adler, Barshay and Heller.  The Board of Directors has determined that each of Messrs. Adler and Heller is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) and all of the members of the Committee meet the applicable independence standards for audit committee members in The NASDAQ Stock Market’s Marketplace Rule 4350(d)(2)(A).

Compensation Committee

The function of the Compensation Committee is to assist the Board of Directors by (i) considering and determining all matters relating to the compensation of the Company’s Co-Chairmen, Chief Executive Officer and other executive officers; (ii) administering and functioning as the Committee that is authorized to make grants and awards under the Company’s incentive compensation plan to executive officers and such other officers and employees as the Committee may determine; and (iii) reviewing and reporting to the Board on such other matters as may be appropriately delegated by the Board for the Committee’s consideration.

The Compensation Committee held six meetings during fiscal 2006.  The current members of the Committee are Mr. Adler and Mses. Morrison and Stoller.  In addition to meeting the NASDAQ independence requirements, these members are “non-employee directors” for applicable SEC rules and are “outside directors” for purposes of applicable tax law.

Nominating and Corporate Governance Committee

The function of the Nominating and Corporate Governance Committee is to assist the Board of Directors by (i) reviewing and recommending changes in certain policies regarding the nomination of directors to the Board for its approval; (ii) identifying individuals qualified to become directors; (iii) evaluating and recommending for the Board’s selection nominees to fill positions on the Board; and (iv) recommending changes in the Company’s corporate governance policies to the Board for its approval.  The Committee’s policy is to identify potential nominees based on properly submitted suggestions from any source and has established procedures to do so.  In addition, the Board may determine that it requires a director with a particular expertise or qualification and will actively recruit such a candidate.  Shareholders wishing to propose a director candidate for nomination must provide timely notice of such nomination in accordance with the Company’s By-laws.  The Nominating and Corporate Governance Committee held three meetings during fiscal 2006.  The current members of the Committee are Mr. Eppler and Mses. Morrison and Stoller.

Independent Committee to Review Stock Option Grants and Procedures

On June 19, 2006, following the issuance of two analyst reports that included the Company on lists of companies whose shares had shown comparatively high increases in trading prices subsequent to stock option grant dates, the Board of Directors appointed a special committee of two independent members of the Board of Directors, Messrs. Barshay and Heller, with authority, among other things, to conduct an investigation with respect to the setting of exercise prices for employee stock options and related matters as the committee deemed appropriate.  The special committee retained independent legal counsel and such counsel engaged outside accounting advisors.  The special committee commenced its review in late June 2006, and during the period through October 2006 carried out an extensive review covering stock option grants and restricted stock awards made by the Company during the period from its initial public offering in 1992 through May 15, 2006.  On October 9, 2006, the special committee presented its report to the Company’s Board of Directors.  See discussion under Equity Compensation in the Compensation Discussion and Analysis appearing later in this proxy statement.

Independent Committee to Consider Acquisition of Buy Buy Baby, Inc.

On December 18, 2006, the Board of Directors appointed a special committee of three independent members of the Board of Directors, Mses. Morrison and Stoller and Mr. Heller, to consider the acquisition by the Company of Buy Buy Baby, Inc., which was owned by two sons of Mr. Feinstein, one of the Company’s Co-Chairmen.  The special committee retained Merrill Lynch & Co. to serve as its independent financial advisor and render a fairness opinion in connection with the transaction, and also retained independent legal counsel to oversee the acquisition negotiations.  The special committee approved the acquisition on March 21, 2007.  Messrs. Eisenberg and Feinstein recused themselves from deliberations relating to the transaction.

Corporate Governance Information

A complete copy of the charter of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, as well as the Company’s policies on director attendance at the Annual Meeting and how shareholders can communicate with the Board of Directors, are available on the Company’s website at www.bedbathandbeyond.com.

RATIFICATION OF APPOINTMENT OF AUDITORS (PROPOSAL 2)

Who has been appointed as the Auditors?

The Audit Committee has appointed KPMG LLP to serve as our independent auditors for fiscal 2007, subject to ratification by our shareholders.  Representatives of KPMG LLP will be present at the Annual Meeting to answer questions.  They will also have the opportunity to make a statement if they desire to do so.  If the proposal to ratify their appointment is not approved, other certified public accountants will be considered by the Audit Committee.  Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its shareholders.

What were the fees incurred by the Company for professional services rendered by KPMG LLP?

The fees incurred by the Company for professional services rendered by KPMG LLP for fiscal 2006 and 2005 were as follows:

	2006	2005
Audit Fees	$1,694,675	$1,152,000
Audit-Related Fees	583,644	61,785
Tax Fees	106,096	40,028
	$2,384,415	$1,253,813

In fiscal 2006 and fiscal 2005, audit fees included fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements and the quarterly reviews of the financial statements included in its Form 10-Q filings.  In fiscal 2006, audit-related fees included fees associated with the investigation with respect to the setting of exercise prices for employee stock options and related matters.  In fiscal 2005, audit-related fees included fees associated with audits of financial statements of certain employee benefit plans and accounting consultation related to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (“SFAS No. 123R”).  In fiscal 2006 and 2005, tax fees included fees associated with tax compliance (including review of tax returns) and tax advice (including tax audit assistance).  The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining KPMG LLP’s independence.

In accordance with the Audit Committee charter, the Audit Committee must pre-approve all audit and non-audit services provided to the Company by its outside auditor. To the extent permitted by applicable laws, regulations and NASDAQ rules, the Committee may delegate pre-approval of audit and non-audit services to one or more members of the Committee. Such member(s) must then report to the full Committee at its next scheduled meeting if such member(s) pre-approved any audit or non-audit services.

In fiscal 2006 and fiscal 2005, all (100%) audit-related and tax services were pre-approved in accordance with the Audit Committee charter.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL 2007.

AUDIT COMMITTEE REPORT

The Board of Directors has determined that the membership of the Audit Committee meets the SEC and NASDAQ independence and experience requirements. The Board of Directors has also determined that Messrs. Adler and Heller each qualify as an “Audit Committee Financial Expert.”

The Audit Committee discussed the auditors’ review of quarterly financial information with the auditors prior to the release of that information and the filing of the Company’s quarterly reports with the SEC. The Audit Committee also met and held discussions with management and the independent auditors with respect to the audited year end financial statements. Further, the Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the auditors the auditors’ independence. The Committee also discussed with the auditors and the Company’s financial management matters related to the Company’s internal control over financial reporting.  Based on these discussions and the written disclosures received from the independent auditors, the Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended March 3, 2007, filed with the SEC on May 2, 2007.

This audit committee report is not deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 and is not incorporated by reference into any filings that the Company may make with the SEC.

AUDIT COMMITTEE

Dean S. Adler

Stanley F. Barshay

Jordan Heller

SHAREHOLDER PROPOSAL (PROPOSAL 3)

We have been notified that the following shareholder proposal will be presented for consideration at the Annual Meeting. Promptly upon receipt of an oral or written request we will provide you with the name and address of, and number of shares held by, each proponent.

Whereas:

Carbon regulation is increasing as state and local level support for addressing climate change builds.  More than 350 mayors have pledged to meet Kyoto’s targets for reducing greenhouse gas (GHG) emissions.  At the state level, regulations addressing GHG emissions now exist in 28 states.

Support for measures addressing climate change is also increasingly being demonstrated at the federal level.  In June of 2005, the Senate passed a non-binding “Sense of the Senate” resolution recognizing the need for a mandatory cap on GHG emissions.  According to Investor’s Business Daily, “[M]any in Washington are coming to view rigorous greenhouse gas legislation as inevitable.”

These developments are being reinforced by corporate acceptance of the need to address climate change.  A 2004 Conference Board report declared that, “The global economy will become less carbon-intensive over time…The real questions are what the pace of the transition will be and who will be the winners and losers…businesses that ignore the debate over climate change will do so at their peril.”

There is increasing recognition that climate change will have important impacts on all sectors.  According to Institutional Shareholder Services, “…the scope of impact has expanded beyond the industries generally associated with emissions (energy, oil/gas, auto) …climate change has a measurable impact on companies in all industries.”

Analysts at firms such as Goldman Sachs, McKinsey and JPMorgan Chase have publicly recognized the possible financial implications of climate change and have raised concerns about companies that do not adequately disclose them.

A recent article in Inside Green Business reviewed a new study that demonstrates that the retail sector accounts for a large percentage of GHG emissions once supply chain and energy inputs are accounted for, which could shift some of the burden for reducing GHGs from power generators to retailers.

Other retailers such as Home Depot and Wal-Mart have committed to addressing climate change and reducing their emissions and have even encouraged Congress to regulate GHG emissions.

A 2006 shareholder resolution seeking a report on corporate energy efficiency efforts garnered more than 27% of the votes cast, a request to which Bed Bath and Beyond’s management has not substantively responded to date.

Our company has failed to adequately complete the Carbon Disclosure Project survey, whose fourth iteration has gained significant investor support, including 225 institutional investors with assets of more than $31 trillion under management.

Resolved:

The shareholders request that the Board assess how the company is responding to rising regulatory, competitive, and public pressure to address climate change and report to shareholders (at a reasonable cost and omitting proprietary information) by December 1, 2007.

Shareholder’s Supporting Statement

We believe management has a fiduciary duty to carefully assess and disclose to shareholders all pertinent information on its response to climate change.  We believe taking early action to reduce emissions and prepare for standards could provide competitive advantages, while inaction and opposition to climate change mitigation efforts could expose companies to regulatory and litigation risk and reputational damage.

COMPANY’S STATEMENT IN OPPOSITION

What is the recommendation of the Board?

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

How does the Company address the climate change issues raised in this proposal?

As discussed at length in the letter from our Co-Chairmen and our Chief Executive Officer in last year’s Annual Report, the Company is very aware of and responsive to issues related to consumption of natural resources and climate change.  As noted in more detail below, the Company has continued to extend its commitment to reducing its own emissions.  What the Company has not done to date is any substantive public reporting on its efforts in this area, aside from the comments in last year’s Annual Report and proxy statement.  The Company’s lack of reporting appears to be the thrust of this proposal, and it is a fair criticism.

The proposal on energy efficiency efforts in last year’s proxy statement garnered approximately 25.8% of the votes cast last year, representing about 19.8% of outstanding shares.  There does appear to be some appetite among the Company’s shareholders for information regarding the efforts undertaken in the areas of energy efficiency, emissions reduction and broad response to climate change issues.  During the last year, senior management of the Company pulled a team together to coordinate information regarding the Company’s various efforts in the area of energy efficiency and emissions reduction as well as other related issues, to consider ways of possibly publicizing those efforts, and to develop and implement additional measures.  One goal of this group is to prepare a response to this year’s Carbon Disclosure Project survey by the May 31 deadline.

Since last year, what additional steps has the Company taken with respect to its own emissions?

As noted in last year’s response to the energy efficiency report proposal, the Company spent tens of millions of dollars over the last several years on equipment and systems dedicated to controlling and reducing energy consumption in its stores, including retrofitting nearly all Bed Bath & Beyond stores opened prior to 2001 with state-of-the-art conservation systems.  As noted in last year’s shareholder letter, by way of example, efforts also involved the use of new, “cooler” roofing materials and more efficient outdoor and store sign illumination.

Since then, the Company has continued its activities in this area.  The Company opened a pilot store that is testing the use of skylights and automatic dimmers to reduce energy consumption.  That same store features solar faucets that utilize ambient light to automatically turn the water on and off, thereby saving energy and water.  The Company did not make any public announcements with respect to this project, but rather is and remains focused on learning as much as possible from the test and rolling out what proves to be most beneficial.

In addition, the Company started purchasing hybrid cars during the last year for certain district personnel whose jobs require car travel.  Further, over 80% of Bed Bath & Beyond stores, and all new Christmas Tree Shops and Harmon locations, are serviced by the most energy efficient HVAC equipment available for commercial buildings, with older stores receiving this equipment when old equipment is replaced.  It is worth noting that, in 2005, the Company became one of the first retailers to adopt the use of environmentally friendly HVAC equipment, which uses non-CFC refrigerant R-410A instead of commonly-used R-22 that has been cited as a cause of depletion of the earth’s ozone layer.  Again, we just did these things without fanfare because they seemed to be the right thing.

The same can be said for the Company’s current plans for solar arrays on four New Jersey facilities.  When completed, these facilities will make Bed Bath & Beyond one of the largest solar energy producers in the State of New Jersey.  The combined solar arrays, over a 30 year period, should conserve 109,500 barrels of oil and reduce CO2 by 38 million pounds, the equivalent of removing 3,800 cars from the road or powering 1700 homes for 30 years.

The Company is focused on climate change and the prudent goal to be as efficient as we responsibly can be.  The primary issue in the proposal appears to be one of making public the Company’s efforts in this area.  The appropriate level and manner of disclosure going forward is something that is under consideration.

Why does the Company oppose this proposal?

The proposal requests an assessment of how the Company is responding to the pressures on it to address climate change. Last year, our Co-Chairmen and Chief Executive Officer stated in their letter to shareholders, “The broader concerns over energy costs, our nation’s dependence on foreign oil, the rate of consumption and environmental impacts of fossil fuels, deforestation, and global warming, must be our concerns as well.”  The Company is doing a great deal in this area and has reported on some of its efforts in last year’s proxy statement and above.  The Company is considering the means available for some publication of its response to climate change and related issues, but does not believe an artificial deadline is in the Company’s best interests.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSAL (PROPOSAL 4)

We have been notified that the following shareholder proposal will be presented for consideration at the Annual Meeting. Promptly upon receipt of an oral or written request we will provide you with the name and address of, and number of shares held by, each proponent.

Resolved, that the shareholders of Bed Bath & Beyond Inc. (the “Company”) urge the Board of Directors to adopt a policy under which shareholders could vote at each annual meeting on an advisory resolution, to be proposed by the Company’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis).  The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Shareholder’s Supporting Statement

Investors are increasingly concerned about mushrooming executive compensation that sometimes appears to be insufficiently aligned with the creation of shareholder value.  Recent media attention on questionable dating of stock options grants by companies has also raised investor concerns.

A new SEC rule, which received record support from investors, requires companies to disclose additional information about compensation and perquisites for top executives.  In adopting this rule, the SEC made it clear that market forces, not the SEC, should provide checks and balances on compensation practices.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not give shareholders enough mechanisms to provide input to boards on senior executive compensation.  By contrast, public companies in the United Kingdom allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation.  Such a vote is not binding, but gives shareholders a clear voice that could help shape senior executive compensation.

U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans, but those plans set only general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year.  Shareholders do not have a means to provide ongoing feedback on the application of those general standards to individual pay packages.  (See Lucian Bebchuk & Jesse Fried, PAY WITHOUT PERFORMANCE 49 (2004))

Similarly, performance criteria submitted for shareholder approval that would allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives.  Withholding votes from compensation committee members who are standing for reelection is a blunt and inadequate instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge the Bed Bath & Beyond board to let shareholders express their opinion about senior executive compensation by establishing an annual referendum process.  The results of such a vote would, we think, provide the Company with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, to be in shareholders’ best interests.

We urge shareholders to vote FOR this proposal.

COMPANY’S STATEMENT IN OPPOSITION

What is the recommendation of the Board?

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

How do shareholders participate with respect to executive compensation?

The Board recognizes shareholder interest in executive compensation practices.  Three years ago, the Company presented its 2004 Incentive Compensation Plan for shareholder ratification at that year’s Annual Meeting, and over 80% of the shares voted at the meeting approved the Plan.  This year, in accordance with the new proxy rules, the Company has presented shareholders in the pages that follow a detailed explanation of its compensation policies and objectives.  With respect to the executive officers of the Company, those policies and objectives are administered by the Board’s independent Compensation Committee, which possesses the knowledge and context of the Company’s business necessary to make informed decisions with respect to executive compensation.

Last year, the Company submitted for shareholder vote an amendment to its charter to provide for the annual election of directors.  The measure passed, and each year starting with this year’s election, directors whose terms are expiring will be nominated and submitted to shareholders for one year terms.  In addition, last year a committee of independent directors, in connection with their review of the Company’s equity grant procedures, recommended improvements to the Company’s equity grants process, which improvements were adopted by the full Board and are being implemented by the Company.

The Board believes the current structure is effective from a governance standpoint, where shareholders elect directors who are then responsible to apply the necessary level of knowledge and understanding of the Company’s objectives to assure its goals with respect to executive compensation are met.  The Company’s performance since its initial public offering in 1992 suggests the long-term interests of shareholders are being reflected appropriately in its compensation practices.

Why does the Company oppose this proposal?

This proxy statement contains a great deal of detail with respect to the Company’s compensation policies and objectives, as well as the component pieces of executive compensation employed by the Compensation Committee to effect those policies and meet those objectives.  In light of the many considerations that go into the deliberative process employed by the Compensation Committee, an after the fact “up or down” shareholder vote on the whole package would not provide constructive or meaningful input.

As noted above, the Company believes it has effective structures in place to align its compensation practices with the long-term interests of shareholders, and further believes its historic performance is reflective of this fact.  An informed Compensation Committee and Board of Directors, subject to annual election, are in the best position to address matters of executive compensation.

Elsewhere in this proxy statement, the Company notes its policy for Shareholder Communication, which is available on the Company’s website.  Shareholders have reached out to the Company with questions related to compensation in the past, and they were provided responses.  Shareholders continue to have means available to them for communicating views to the Board that are more direct and more effective than what is proposed here.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSAL (PROPOSAL 5)

We have been notified that the following shareholder proposal will be presented for consideration at the Annual Meeting. Promptly upon receipt of an oral or written request we will provide you with the name and address of, and number of shares held by, each proponent.

Whereas:

Numerous products sold in our stores contain materials which are controversial because of their potential health and environmental impacts, such as polyvinyl chloride (PVC) and perfluorooctanoic acid (PFOA).  In addition, our company through its Harmon division, retails beauty products, many of which may contain chemicals known to cause cancer, developmental harm to children, and other health concerns.

PVC Issues:  Additives mixed with PVC resins can leach or volatilize from a PVC product during its useful life and contribute to the development of respiratory problems in children.  When produced or burned PVC plastic forms dioxins, a highly carcinogenic group of chemicals that build up in the food chain.

The use of PVC faces increasing restrictions.  Many cities, including New York, Boston, Seattle and San Francisco, have enacted policies to avoid purchase of materials such as PVC that lead to persistent pollution.  Safer, cost-effective alternatives exist.

PFOA Issues:  Perfluorooctanoic acid is used to produce stain and grease resistant coatings for carpets, cookware and food packaging.  In June 2006, the majority of EPA’s Science Advisory Board identified PFOA as a likely carcinogen.  Canadian, Australian, and European regulators are contemplating restrictions due to PFOA’s potential role in birth defects, cancers and other concerns.

The 3M Company, a former manufacturer of PFOA, tested children across the United States and found PFOA in the blood of 96% of 598 children studied. The company subsequently eliminated PFOA production.

Retailers including Wal-Mart and McDonald’s have announced their intent to study or use alternatives to PFOA-based products or packaging.  A class action lawsuit seeking $5 billion in damages against DuPont alleges failure to disclose health risks, including alleged emissions of PFOA, from Teflon products.  Even the lack of PFOA in a product is not dispositive; many products such as carpets are coated with materials known as “fluorotelomers” which have been evidenced to decompose to PFOA during use, ingestion or disposal.

Cosmetics Safety Issues: Cosmetic products have come under scrutiny due to common ingredients in U.S. products including phthalates - which have been linked to liver and kidney damage, asthma, and malformed or underdeveloped reproductive organs in males - and the carcinogen formaldehyde, found in shampoos, mouthwash and nail hardeners.  Legislation recently enacted in California is requiring increasing ingredient disclosure and media stories have prompted growing consumer attention.

Resolved:  Shareholders request that the Board publish a report to shareholders on Bed Bath & Beyond policies on product safety, at reasonable expense and omitting proprietary information, by December 2007.  This report should summarize which, if any, product lines or categories sold in Bed Bath & Beyond stores may be affected by the new product safety concerns described above, and options for new initiatives that management can or will take to respond to this public policy challenge (beyond those initiatives or actions already required by law).

Shareholder’s Supporting Statement

The proponents believe the potential new initiatives that might be contained in the report include new research, communications, guidelines, consumer education or changes in policies.

COMPANY’S STATEMENT IN OPPOSITION

What is the recommendation of the Board?

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

How does the Company view the issues raised in the proposal?

The Company respects the point of view represented in the proposal with respect to product content and manufacture process, and as noted below the Company monitors developments with respect to these issues through its presence in the markets for these products.  In addition, upon receipt of this proposal, the Company requested additional information from the proponent, as we also had from another shareholder who had raised similar concerns earlier in the year.  However, the proposal notes in its first sentence that the issues it raises are “controversial,” and this is because there are differing points of view.  The Company believes these matters are most appropriately addressed by informed legislators and regulators, as in the case of the California law relating to cosmetics noted in the proposal, which significantly is not a ban but rather a requirement of enhanced content disclosure.

How does the Company respond to these issues?

The Company has little or no visibility into manufacturing processes for the goods it carries, and so it requires its vendors to assure their products comply with all applicable laws, including those relating to content and labeling.  Further, the Company considers many factors in determining its product mix in addition to compliance with law, including for example product safety and customer acceptance.

The Company is very much aware of developments in the vendor markets in which it operates, with respect to issues such as those noted in the proposal as well as all other issues that may influence customer behavior.  The Company also believes it is well-positioned to anticipate and respond to any customer interest in alternative products, whether due to concerns such as those raised by the shareholder proponents or due to general consumer interest in natural or “green” products.  For example, Bed Bath & Beyond stores carry organic products in a number of major categories and are expanding such offerings into other categories as well.  Harmon stores also carry many brands of organic products presented to our customers in the health and beauty care lines.

Why does the Company oppose this proposal?

The proposal requests a report on products that may be affected by the concerns raised.  There are currently well in excess of 50,000 individual stock keeping units in the Bed Bath & Beyond stores alone, representing goods sold to the Company by over 2,000 separate vendors.  There are tens of thousands of additional items in Harmon, Christmas Tree Shops and buybuy BABY stores.  As noted previously, the Company is not a manufacturer and does not believe its shareholders would be well served by diverting resources from its core businesses and into chemical research.  The concerns raised in the proposal are real, however.  The Company monitors and will comply with further regulatory activity in this area, and will continue to meet the desires of its customers for alternative products and packaging as they become available.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

EXECUTIVE OFFICERS

Executive officers

Set forth below is information concerning our executive officers as of May 14, 2007.

Name	Age	Position

Warren Eisenberg	76	Co-Chairman and Director
Leonard Feinstein	70	Co-Chairman and Director
Steven H. Temares	48	Chief Executive Officer and Director
Arthur Stark	52	President and Chief Merchandising Officer
Eugene A. Castagna	41	Chief Financial Officer and Treasurer
Matthew Fiorilli	50	Senior Vice President - Stores

Warren Eisenberg is a Co-Founder of the Company and has served as Co-Chairman since 1999. He has served as a director since 1971. Mr. Eisenberg served as Chairman from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to April 2003.

Leonard Feinstein is a Co-Founder of the Company and has served as Co-Chairman since 1999. He has served as a director since 1971. Mr. Feinstein served as President from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to April 2003.

Steven H. Temares has been our Chief Executive Officer since April 2003 and has served as a director since January 1999.  Mr. Temares was President and Chief Executive Officer from April 2003 to January 2006, President and Chief Operating Officer from 1999 to April 2003 and Executive Vice President and Chief Operating Officer from 1997 to 1999.  Mr. Temares joined the Company in 1992.

Arthur Stark has been our President and Chief Merchandising Officer since January 2006.  Mr. Stark served as Chief Merchandising Officer since 1999 and was a Senior Vice President from 1999 to 2006.  Mr. Stark joined the Company in 1977.

Eugene A. Castagna has been our Chief Financial Officer and Treasurer since January 2006. Mr. Castagna served as Assistant Treasurer from 2002 to 2006 and as Vice President - Finance from 2000 to 2006.  Mr. Castagna is a certified public accountant and joined the Company in 1994.

Matthew Fiorilli has been our Senior Vice President - Stores since January 1999.  Mr. Fiorilli joined the Company in 1973.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation programs as they apply to our executive officers named in the Summary Compensation Table below.

Compensation Philosophy and Objectives

Our compensation programs are designed to motivate all our executives and associates to continue to feel part of our mutual enterprise and to participate as entrepreneurial partners in the expansion of our business.  Decentralization and empowerment of our personnel at all supervisory and executive levels has been a hallmark of our culture.  We have over the years had a high degree of success in attracting and retaining talented, hard-working executives and associates, and we believe we have enjoyed low turnover in our executive, staff and store management ranks.

Role of the Compensation Committee

The Compensation Committee provides overall guidance for our executive compensation policies and determines the amounts and elements of compensation for our named executive officers which are our Co-Chairmen, Chief Executive Officer, President and Chief Financial Officer.  The Compensation Committee’s function is more fully described in its charter, which has been approved by our Board of Directors. The charter is available on our Internet website at www.bedbathandbeyond.com under the Investor Relations section.

The Compensation Committee currently consists of three members of our Board of Directors, Mr. Adler and Mses. Morrison and Stoller, all of whom are “independent” as defined by the NASDAQ listing standards and the applicable tax and securities rules and regulations.  The Compensation Committee meets on a regular basis for various reasons as outlined in its charter.

In making its determination with respect to executive compensation, the Compensation Committee has previously engaged the services of a compensation consultant.  In 2004, the Compensation Committee engaged Hewitt Associates LLC, a compensation consulting firm, to undertake a study of the Company’s compensation programs (the “Hewitt Study”).  Hewitt Associates assisted the Compensation Committee in redesigning the Company’s compensation programs and provided information with respect to executive compensation at companies with the same levels of revenues and earnings as the Company.  In the current 2007 fiscal year, the Compensation Committee consulted Exequity LLP for a general review in determining compensation for executive officers.  The Compensation Committee has the authority to retain, terminate and set the terms of the Company’s relationship with any outside advisors who assist the Committee in carrying out its responsibilities.

The Compensation Committee solicits input from the Co-Chairmen when considering decisions concerning the compensation of the Chief Executive Officer, and solicits input from the Co-Chairmen and the Chief Executive Officer when considering decisions concerning the compensation of the other named executive officers.

Elements of Compensation

We seek to provide total compensation packages to our employees, including our named executive officers, that implement our compensation philosophy.  The components of our compensation programs are base salary, equity compensation (consisting of stock options and restricted stock awards), retirement and other benefits (consisting of health plans, a limited 401(k) plan match and a deferred compensation plan) and perquisites.  Executive base salaries are low compared to the other companies in our peer group, and the Company places greater emphasis in the compensation packages for named executive officers on equity incentive compensation.  The Company does not have a cash bonus program for executive officers.

Base Salary

We pay base salaries to provide our named executive officers with current, regular compensation that is appropriate for their position, experience and responsibilities.  As noted above, base salary levels for our named executive officers are lower than our peers as the Company places great emphasis on “at risk” equity compensation.

Equity Compensation

In connection with the Hewitt Study, the Compensation Committee examined possible changes to the Company’s sole reliance on stock options for equity incentive awards, including, among other things, the possibility of replacing stock options, in whole or in part, with awards of restricted stock.  In conducting its evaluation, the Compensation Committee considered changes to the accounting rules pertaining to the compensation cost of stock-based payments to employees and the desirability of achieving various goals, including promoting long-term employee stock ownership, enhancing employee retention, minimizing dilution, providing employees with rewards for the Company’s success and linking employee pay to shareholder returns.  The Company elected to early adopt the accounting rule which requires companies to measure employee stock-based compensation awards using a fair value method and record expense in its financial statements, namely at the beginning of its third fiscal quarter during the 2005 fiscal year.

Accordingly, the Company changed its overall approach to equity compensation and has, in the last two years, made equity awards comprised of a combination of stock options and restricted stock to all executive officers, including the named executive officers, and a small number of other officers.  Commencing in fiscal 2007, these grants are made on a fixed date annually (or the following trading day should such date fall on a weekend or holiday).  Consistent with the Company’s historic practice, the stock options vest over time, subject, in general, to the named executive officer’s remaining employed by the Company on specified vesting dates.  Vesting of the restricted stock awarded to these named executive officers is dependent on (i) the Company’s achievement of a performance-based test for the fiscal year in which the grant is made, and (ii) assuming achievement of the performance-based test, time vesting, subject, in general, to the executive remaining in the Company’s employ on the specified vesting dates.  The performance-based test requires that the Company’s net income in the fiscal year exceed the Company’s net income in the prior fiscal year or that the Company’s net income as a percentage of sales place it in the top half of the companies in the S&P Retailing Index with respect to such measurement.  The Company believes that this performance test meets the standard for performance-based compensation under the Internal Revenue Code, so that the restricted stock awards will be deductible compensation for certain executives if their annual compensation exceeds $1 million.

All executives (other than those discussed in the preceding paragraph) and associates awarded incentive compensation receive grants consisting solely of restricted stock.  Vesting of restricted stock awarded to these employees is based solely on time-vesting with no performance test.

All awards of restricted stock and stock options are made under the Company’s 2004 Incentive Compensation Plan, approved by the Company’s shareholders, which is the only equity incentive plan under which the Company can currently make awards of equity compensation.

The report prepared by the special committee of independent members of the Board appointed to conduct an investigation with respect to the setting of exercise prices for employee stock options and related matters identified a number of deficiencies in the process of granting and documenting stock options and restricted stock.  The committee recommended, and the Company has adopted, revised measurement dates for certain option grants.  As a result of the revised measurement dates that resulted in higher market prices and as the result of the correction of certain other errors relating to the accounting for equity-based compensation, the Company incurred charges to its income statement in the third quarter of the fiscal year ended March 3, 2007 and made certain adjustments in its balance sheet as of that date.  The Company believes that the adjustments were not material to the Company’s financial statements in any of the periods to which such changes would have related and, therefore, no revisions to its historic financial statements have been made.  Also as a result of the revised measurement dates, the Company undertook a remediation program under which the Company made cash payments to over 1,600 associates (excluding senior executives and certain other officers) in the fourth quarter of the fiscal year ended March 3, 2007 to compensate these associates for the increase in exercise prices on certain stock option grants so as to protect them from certain potential adverse tax consequences.  For further details, see our Management’s Discussion and Analysis of Financial Condition and Results of Operations in the accompanying Annual Report.  With the approval of the Compensation Committee, the Company engaged human resources, accounting and tax consultants in connection with this remediation program.

The report also made recommendations for improvements in the process of granting stock options and restricted stock awards.  On October 9, 2006, the Board of Directors adopted the special committee’s recommendations, with such additional improvements in the Company’s stock option and restricted stock processes as the Board of Directors and special committee may approve.  The management of the Company prepared and presented to the Board of Directors an implementation plan with respect to the recommendations, which the Board of Directors approved on December 8, 2006.  Substantially all of the recommendations have been implemented, including the grant of all equity grants for new hires, promotions or other events on the same fixed date each month (or the following trading day should such date fall on a weekend or holiday), and the Company continues to implement the recommendations during fiscal 2007.  Though not required by the recommendations, this implementation also includes the granting of annual grants on the same fixed date each year (or the following trading day should such date fall on a weekend or holiday).

Senior Executive Compensation

In addition to considering the Company’s compensation policies generally, the Compensation Committee reviews executive compensation and concentrates on the compensation packages for the Company’s senior executives, namely, the Co-Chairmen (Warren Eisenberg and Leonard Feinstein, who are the Company’s Co-Founders) and the Chief Executive Officer (Steven H. Temares), believing that these three named executive officers are the most important and influential in determining the continued success of the Company.  The Company has enjoyed enormous success in the 15 years it has been a public company, with revenue and comparable store sales growth in each quarter (and each year) since its initial public offering in 1992, and has had record earnings in each of those 15 years.  Base salaries of the three senior executives have been held to comparatively modest levels when compared with companies of comparable size and earnings.  The base salaries of the Co-Chairmen have remained the same for the last three years at $1,100,000; the base salary of the Chief Executive Officer has been increased in $100,000 annual increments during those years and in fiscal 2007 has been increased to $1,350,000.

In each of the last two fiscal years, and again in the current fiscal year, the Compensation Committee awarded stock options (in addition to restricted stock) to the named executive officers since stock options reward the named executive officers only if shareholder values are increased.  In fiscal 2006 and 2005, the stock option awards were in the amount of 200,000 shares to the Chief Executive Officer and in the amount of 100,000 shares to each of the Co-Chairmen.  In making the awards in these number of shares, the Committee considered the fair value of these options (using generally a Black-Scholes valuation method similar to the method utilized by the Company in determining the expense charged in its financial statements).  In the view of the Compensation Committee, these values, when added to the salary and restricted stock awards described below, constituted compensation packages for the Chief Executive Officer and for the Co-Chairmen and appropriate for a company with the earnings and revenues of the Company.  A higher award of stock options to the Chief Executive Officer than to the Co-Chairmen was deemed appropriate in view of the Chief Executive Officer’s increasingly important role in pursuing the enhancement of shareholder value.  The stock options awarded to the Chief Executive Officer vest in five annual installments, while the stock options awarded to the Co-Chairmen vest in three annual installments, in each case commencing on the first anniversary of the grant date and based on continued service to the Company.

In each of the last two fiscal years, and again in the current fiscal year, the Compensation Committee awarded shares of restricted stock having a market value on the date of grant of $2,400,000 to each of the Chief Executive Officer and the Co-Chairmen, such awards being conditioned on the performance-based test described above with time vesting in five annual installments.  The amounts of these restricted stock awards were in each case deemed appropriate additions to the salary payments, provided the performance-based test was met.

The other named executive officers were awarded stock options and shares of restricted stock based on the recommendations of the Co-Chairmen and the Chief Executive Officer.  In each of the last two fiscal years, Mr. Stark and Mr. Castagna both received option awards in the amount of 25,000 shares, vesting in five equal installments commencing on the third anniversary of the grant date, based on continued service to the Company.  Mr. Stark was awarded shares of restricted stock in fiscal 2006 and 2005 having a market value on the date of grant of $750,000 and $600,000, respectively, such increase reflecting his assuming the title of President in January 2006.  Mr. Castagna was awarded shares of restricted stock in fiscal 2006 and 2005 having a market value on the date of grant of $600,000 in each year.  The restricted stock awards to both Mr. Stark and Mr. Castagna for both fiscal 2006 and 2005 are conditioned on the performance-based test described above with time vesting in five annual installments commencing on the third anniversary of the grant date.

For further discussion related to equity grants to the named executive officers, see “Potential Payments Upon Termination or Change in Control” below.

Other Benefits

The Company provides the named executive officers with the same benefits offered to all other employees. The cost of these benefits constitutes a small percentage of each executive’s total compensation.  Key benefits include paid vacation, premiums paid for long-term disability insurance, a matching contribution to the named executive officer’s 401(k) plan and the payment of a portion of the named executive officer’s premiums for healthcare and basic life insurance.

In addition, effective January 1, 2006, the Company adopted a nonqualified deferred compensation plan for the benefit of certain highly compensated employees, including the named executive officers.  The plan provides that a certain percentage of an employee’s contributions may be matched by the Company, subject to certain limitations.  This match will vest over a specified period of time.  See “Deferred Compensation” below.

Mr. Temares, as Chief Executive Officer, has a supplemental retirement benefit agreement with the Company under which if he remains employed by the Company through June 12, 2012 (or the earlier occurrence of a change of control of the Company), he is entitled to receive a supplemental retirement benefit upon his separation from service from the Company, for ten years, in an amount equal to fifty percent of his annual salary at the date of termination of employment.

The Company also provides the named executive officers with certain perquisites including tax preparation services and car service, in the case of Messrs. Eisenberg and Feinstein, and a car allowance, in the case of all named executive officers.  The Compensation Committee believes all such perquisites are reasonable and consistent with its overall objective of attracting and retaining our named executive officers.

The Company reviews these other benefits and perquisites on an annual basis and makes adjustments as warranted based on competitive practices and the Company’s performance.

Impact of Accounting and Tax Considerations

In 2004, the Compensation Committee examined the accounting cost associated with equity compensation in light of the then expected impact of changed accounting for stock options and considered the impact of Section 162(m) of the Internal Revenue Code, which generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the named executive officers, subject to certain exceptions for performance-based compensation.  Stock options and performance-based compensation granted to our named executive officers are intended to satisfy the performance-based exception and be deductible.  Base salary amounts in excess of $1 million are not deductible by the Company.

Another section of the Internal Revenue Code, Section 409A, affects the manner by which deferred compensation opportunities are offered to our named executive officers. Section 409A requires that “nonqualified deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer compensation under certain circumstances.  In connection with the remediation program described under equity compensation programs above, options held by the Co-Chairmen and the Chief Executive Officer that were not vested as of January 1, 2005, where a revised measurement date resulted in a higher market price, were increased to that higher market price without any payment or other consideration to them in respect of such adjustment.  All such options held by six senior officers of the Company other than the Co-Chairmen and the Chief Executive Officer were subject to a choice whether to select a calendar year in which the options will be exercisable or to elect to increase the exercise price, again without any such senior officer receiving any payment or other consideration in respect of such change.

Conclusion

After careful review and analysis, the Company believes that each element of compensation and the total compensation provided to each of its named executive officers is reasonable and appropriate. The value of the compensation payable to the named executive officers is significantly tied to the Company’s performance and the return to its stockholders.  The Company believes that its compensation programs will allow it to attract and retain a top performing management team.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.  Based on the Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended March 3, 2007 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

COMPENSATION COMMITTEE

Dean S. Adler

Victoria A. Morrison

Fran Stoller

Summary Compensation Table for Fiscal 2006

The following table sets forth information concerning the compensation of the Company’s principal executive officer, principal financial officer and the three mostly highly compensated executive officers of the Company other than its principal executive officer and principal financial officer for fiscal 2006 (“named executive officers”).

Name and Principal Position	Fiscal Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation(3) ($)	Total ($)

Warren Eisenberg Co-Chairman	2006	1,100,000(4)	1,449,004	2,972,556			110,071(5)	5,631,631

Leonard Feinstein Co-Chairman	2006	1,100,000(6)	1,449,004	2,972,556			109,939(7)	5,631,499

Steven H. Temares Chief Executive Officer	2006	1,230,769(8)	1,449,004	3,721,746	0	(9)	22,526(10)	6,424,045

Arthur Stark President and Chief Merchandising Officer	2006	821,154(11)	230,981	1,384,678			9,523(12)	2,446,336

Eugene A. Castagna Chief Financial Officer and Treasurer	2006	660,577(13)	202,192	1,242,913			18,229(14)	2,123,911

(1)           Except as otherwise described in this Summary Compensation Table, salaries to named executive officers were paid in cash in the fiscal year ended March 3, 2007 (the Company’s “2006 fiscal year”) and increases in salary, if any, were effective in May 2006.

(2)           Pursuant to SEC rules, stock awards and option awards are valued in the amounts recognized for financial statement reporting purposes, in accordance with SFAS No. 123R, for fiscal year 2006 and thus include amounts from awards granted in and prior to 2006, without regard to the estimated forfeiture related to service-based vesting conditions.  All assumptions made in the valuations are contained in footnote 1.W. to the Company’s financial statements and described under the heading “Management Discussion and Analysis,” in the Company’s Form 10-K for the Company’s 2006 fiscal year.  The amounts shown in the table reflect the Company’s accounting expense and do not necessarily reflect the actual value, if any, that may be realized by the named executive officers.

(3)           The amounts of deferred compensation and Company matching contribution payments reflected in this column which relate to fiscal 2006 include amounts in respect of calendar years 2006 and 2007 as fiscal 2006 commenced on February 26, 2006 and ended on March 3, 2007.  Thus, certain matching contributions noted below exceed the single calendar year limitation.

(4)           Mr. Eisenberg deferred $264,423 of his salary reported above pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan.  Such amount is also reported in the Deferred Compensation Table below.

(5)           Includes tax preparation services, car service and car allowance with an incremental cost to the Company of $22,525, $55,548 and $25,398, respectively, and an employer nonqualified deferred compensation plan matching contribution of $6,600.

(6)           Mr. Feinstein deferred $264,423 of his salary reported above pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan.  Such amount is also reported in the Deferred Compensation Table below.

(7)           Includes tax preparation services, car service and car allowance with an incremental cost to the Company of $22,525, $51,087 and $29,727, respectively, and an employer nonqualified deferred compensation plan matching contribution of $6,600.

(8)           Mr. Temares deferred $10,769 of his salary reported above pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan.  Such amount is also reported in the Deferred Compensation Table below.  Mr. Temares contributed $9,635 of his salary to the Bed Bath & Beyond 401(k) Savings Plan (the “Company 401(k)”).

(9)           The actuarial present value of the benefits payable under the supplemental executive retirement benefit agreement with Mr. Temares decreased from fiscal 2005 to fiscal 2006.  See “Potential Payments Upon Termination or Change in Control – Agreements with Messrs. Temares, Castagna and Stark” below.

(10)         Includes car allowance with an incremental cost to the Company of $15,026 and an employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,500.

(11)         Mr. Stark deferred $205,289 of his salary reported above pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan.  Such amount is also reported in the Deferred Compensation Table below.  Mr. Stark contributed $5,000 of his salary to the Company 401(k).

(12)         Includes car allowance with an incremental cost to the Company of $2,923 and an employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $6,600.

(13)         Mr. Castagna deferred $40,673 of his salary reported above pursuant to the terms of the Company’s Nonqualified Deferred Compensation Plan.  Such amount is also reported in the Deferred Compensation Table below.  Mr. Castagna contributed $8,866 of his salary to the Company 401(k).

(14)         Includes car allowance with an incremental cost to the Company of $11,114 and an employer 401(k) plan and nonqualified deferred compensation plan matching contributions of $7,115.

Employment Agreements with Messrs. Eisenberg and Feinstein

Messrs. Eisenberg and Feinstein have employment agreements with the Company for executive employment terms which were recently extended to expire on June 30, 2010, or as further extended by mutual agreement.  These agreements provide for salaries at the rate of $800,000 per year which may be increased from time to time by the Company.  The current annual salary for each of Messrs. Eisenberg and Feinstein is $1,100,000.  Under these agreements, Messrs. Eisenberg and Feinstein may at any time elect senior status (i.e., to be continued to be employed to provide non-line executive consultative services) at an annual salary of 50% of their salary prior to such election (or, $550,000 per year if senior status were elected today) for a period (the “Senior Status Period”) of up to ten years from the date of such election.  If not previously elected, the Senior Status Period will commence at the expiration of the executive employment term unless the term is extended by mutual agreement.  During the Senior Status Period, the executive does not have to devote more than 50 hours in any three-month period to his consultative duties.  In addition, during the Senior Status Period, the Company shall provide to the executive an office at a location specified by the executive, a secretary and a car and driver, all on a basis comparable to that which is currently provided to the executive.  The agreements contain non-competition, non-solicitation and confidentiality provisions.  These provisions generally apply through the term of employment, including the Senior Status Period and any other time when salary payments are required to be made under the agreements.  The agreements provide, in addition, for some of Messrs. Eisenberg’s and Feinstein’s employee benefits to continue during their active employment, their Senior Status Period and during the period of supplemental pension payments.  For a complete description of payments due to Messrs. Eisenberg and Feinstein upon termination of their employment with the Company, see “Potential Payments Upon Termination or Change in Control” below.

Agreements with Messrs. Temares, Stark and Castagna

Messrs. Temares, Stark and Castagna have employment agreements with the Company which provide for severance pay and other benefits upon a termination of their employment.  For a complete description of payments due to Messrs. Temares, Stark and Castagna upon termination of their employment with the Company, see “Potential Payments Upon Termination or Change in Control” below.  These agreements also provide for non-competition and non-solicitation of the Company’s employees during the term of employment and for one year thereafter (two years in the case of Mr. Castagna), and confidentiality during the term of employment and surviving the end of the term of employment.

Potential Payments Upon Termination or Change in Control

The named executive officers’ employment agreements and certain of the plans in which the executives participate require the Company to pay compensation to the executives if their employment terminates.  The estimated amount of compensation payable to the named executive officers in each termination situation is listed in the table below.  The table is presented using an assumed termination date of March 2, 2007, the last business day of the Company’s 2006 fiscal year, an assumed change in control date of March 2, 2007 and a price per share of Common Stock of $39.55 (the closing price as of March 2, 2007).  Descriptions of the agreements under which such payments would be made follow the table.

	Cash Severance	Senior Status Salary Continuation (1)	Option Acceleration (2)	Restricted Stock Acceleration (2)

Warren Eisenberg (7)
Termination Without Cause/ Constructive Termination	$360,556	$5,500,000	—	$4,488,941
Change in Control (no termination)	—	—	—	—
Change in Control + Termination	$360,556	$5,500,000	—	$4,488,941
Change in Control + Voluntary Termination (8)	$3,300,000	—	—	—

Leonard Feinstein (7)
Termination Without Cause/ Constructive Termination	$360,556	$5,500,000	—	$4,488,941
Change in Control (no termination)	—	—	—	—
Change in Control + Termination	$360,556	$5,500,000	—	$4,488,941
Change in Control + Voluntary Termination (8)	$3,300,000	—	—	—

Steven H. Temares
Termination Without Cause	$3,750,000	—	$1,080,800	$4,488,941
Voluntary Termination	$1,250,000	—	—	—
Change in Control (no termination)	—	—	—	—
Change in Control + Termination	$3,750,000	—	$1,080,800	$4,488,941

Arthur Stark
Termination Without Cause	$2,550,000	—	$1,805,241	$1,402,799
Voluntary Termination	$850,000	—	—	—
Change in Control (no termination)	—	—	—	—
Change in Control + Termination	$2,550,000	—	$1,805,241	$1,402,799

Eugene A. Castagna
Termination Without Cause	$675,000	—	$1,412,104	$1,248,791
Voluntary Termination	$675,000	—	—	—
Change in Control (no termination)	—	—	—	—
Change in Control + Termination	$675,000	—	$1,412,104	$1,248,791

(1)           Amount represents the value of 50% of current base salary for 10 years during Senior Status Period.  This amount will be paid over 10 years, but the first 6 months of payments will be paid in a lump sum 6 months after termination.

(2)           Represents the value of unvested outstanding stock options and restricted stock that would accelerate and vest on a termination occurring on March 2, 2007.  In the case of stock options, the value is calculated by multiplying the number of shares underlying each accelerated unvested stock option by the difference between the per share closing price of our common stock on March 2, 2007 (the "Per Share Closing Price") and the per share exercise price.  In the case of restricted stock, the value is calculated by multiplying the number of shares of restricted stock that accelerate and vest by the Per Share Closing Price.

(3)           Represents the value of continued health and welfare benefits for the life of the executive and his spouse.

(4)           Reflects executives’ vested account balances at March 3, 2007.

(5)           For Messrs. Eisenberg and Feinstein, amount represents estimated value of lifetime pension amount, with payments starting in ten years.  For Mr. Temares, value will be paid out 6 months following 1) termination without Cause or 2) any termination (including voluntary termination) following a change in control.

(6)           This amount will be paid on the last day of the following fiscal year.

(7)           Based on their employment agreements, Messrs. Eisenberg and Feinstein are eligible to receive tax gross up payments in the event that excise taxes are triggered as a result of certain types of compensation payments, as defined under Internal Revenue Code section 280G (“280G”), that may become payable in connection with a change in control.  However, no tax gross up payments are disclosed above since neither of these executives would have been subject to excise taxes as a result of payments subject to 280G that would have been made in connection with a change in control occurring on March 2, 2007.

(8)           Section 8(b) of the Employment Agreements for Messrs. Eisenberg and Feinstein provides for a lump sum payment of 3x current base salary upon a voluntary termination following a change in control.

Benefit Continuation (3)	Non-Qualified Deferred Compensation Balance (4)	Supplemental Pension (5)	Split-Dollar Life Insurance Substitute Payment (6)	Total

$1,052,736	$333,211	$2,706,913	$2,125,000	$16,567,357
—	$333,211	—	—	$333,211
$1,052,736	$333,211	$2,706,913	$2,125,000	$16,567,357

$1,052,736	$333,211	$2,706,913	$2,125,000	$9,517,860

$1,172,319	$333,186	$3,112,044	$2,080,000	$17,047,046
—	$333,186	—	—	$333,186
$1,172,319	$333,186	$3,112,044	$2,080,000	$17,047,046

$1,172,319	$333,186	$3,112,044	$2,080,000	$9,997,549

—	$15,388	$3,901,248	—	$13,236,377
—	$15,388	—	—	$1,265,388
—	$15,388	—	—	$15,388
—	$15,388	$3,901,248	—	$13,236,377

—	$245,769	—	—	$6,003,809
—	$245,769	—	—	$1,095,769
—	$245,769	—	—	$245,769
—	$245,769	—	—	$6,003,809

—	$51,624	—	—	$3,387,519
—	$51,624	—	—	$726,624
—	$51,624	—	—	$51,624
—	$51,624	—	—	$3,387,519

Employment Agreements with Messrs. Eisenberg and Feinstein

Pursuant to their employment agreements, following the Senior Status Period, Messrs. Eisenberg and Feinstein are each entitled to supplemental pension payments of $200,000 per year (plus a cost of living adjustment) until the death of the survivor of him and his current spouse.  The agreements provide, in addition, for some of Messrs. Eisenberg’s and Feinstein’s employee benefits to continue during their Senior Status Period and during the period of supplemental pension payments.

Under the agreements, Messrs. Eisenberg and Feinstein can also terminate their employment and be paid through the end of the term of employment and the Senior Status Period (or, if the Company chooses, in a lump sum on a present value discounted basis) if the executive is removed from or not reelected to any officer or director position, there is a material diminution in the executive’s duties, salary, benefits or perquisites or the Company’s principal office or the executive’s own office location as assigned to him by the Company is relocated.  In the event of termination of employment, the executives are under no obligation to seek other employment and there is no reduction in the amount payable to the executive on account of any compensation earned from any subsequent employment.  In the event of termination due to death of either of the executives, the executive’s estate or beneficiary shall be entitled to his salary for a period of one year following his death and payment of expenses incurred by executive and not yet reimbursed at the time of death.  In the event of termination due to the inability to substantially perform his duties and responsibilities for a period of 180 consecutive days, the executive shall be entitled to his salary for a period of one year following the date of termination (less any amounts received under the Company’s benefit plans as a result of such disability).  Either of the executives may be terminated for “cause” upon written notice of the Company’s intention to terminate his employment for cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for cause is based.  The executives shall have ten days after such notice is given to cure such conduct, to the extent a cure is possible.  “Cause” means (i) the executive is convicted of a felony involving moral turpitude or (ii) the executive is guilty of willful gross neglect or willful gross misconduct in carrying out his duties under the agreement, resulting, in either case, in material economic harm to the Company, unless the executive believed in good faith that such act or non-act was in the best interests of the Company.  In addition, pursuant to their respective restricted stock agreements, all shares of restricted stock will vest upon termination of employment for any reason other than for “cause.”

The Company had “split dollar” insurance agreements with trusts established by each of Messrs. Eisenberg and Feinstein and their wives. Under these agreements, the Company previously contracted to pay a portion of the premiums payable on the outstanding life insurance policies on the joint lives of each of Messrs. Eisenberg and Feinstein and their wives, each with aggregate face values of $30 million (the “Insurance Policies”).  As a result of the enactment of the Sarbanes-Oxley Act on July 30, 2002, the Company ceased paying premiums under the Insurance Policies due after such date.  Under arrangements approved by the Compensation Committee, during fiscal 2003, the trusts established by Messrs. Eisenberg and Feinstein and their wives repaid the Company the aggregate amount of the premiums under the “split dollar” insurance agreements since the inception of the Insurance Policies, namely $2,996,941 and $2,398,679, respectively.  In substitution for this benefit, in fiscal 2003, the Company entered into deferred compensation agreements with Messrs. Eisenberg and Feinstein under which the Company is obligated to pay Messrs. Eisenberg and Feinstein $2,125,000 and $2,080,000, respectively, in each case payable only on the last day of the first full fiscal year of the Company in which the total compensation of Mr. Eisenberg or Feinstein, as applicable, will not result in the loss of a deduction for such payment pursuant to applicable federal income tax law.

Agreements with Messrs. Temares, Stark and Castagna

The agreements with Messrs. Temares and Stark provide for severance pay equal to three years’ salary, and the agreement with Mr. Castagna provides for severance pay equal to one year’s salary, if the Company terminates their employment other than for “cause” (including by reason of death or disability) and one year’s severance pay if the executive voluntarily leaves the employ of the Company.  Any severance payable to these executives will be reduced by any monetary compensation earned by them as a result of their employment by another employer or otherwise.  Cause is defined in the agreements as when the executive has: (i) acted in bad faith or with dishonesty; (ii) willfully failed to follow reasonable and lawful directions of the Company’s Chief Executive Officer or the Board of Directors, as applicable, commensurate with his titles and duties; (iii) performed his duties with gross negligence or (iv) been convicted of a felony.  Upon a termination of employment by the Company for any reason other than for “cause,” all unvested options will vest and become exercisable.  In addition, pursuant to their respective restricted stock agreements, all shares of restricted stock will vest upon any such termination of employment.  These agreements also provide for non-competition during the term of employment and for one year thereafter (two years in the case of Mr. Castagna), and confidentiality during the term of employment and surviving the end of the term of employment.

On December 26, 2006, the Company entered into amendments to the employment agreements for each of Messrs. Stark and Castagna.  The amendments provide for certain changes which the Company believes are necessary and appropriate to comply with the requirements of Section 409A of the Internal Revenue Code, as amended (“Section 409A”).  Specifically, the amendments eliminate the Company’s discretion to pay severance amounts in either the form of installments or a lump sum and provide that severance amounts will only be paid in the form of installments.  The amendments also provide for a six month delay in payment of certain amounts payable on termination of employment to the extent necessary to comply with the requirements of Section 409A.

Mr. Temares is a party to a supplemental executive retirement benefit agreement with the Company under which, if he remains employed by the Company through June 12, 2012 (the twentieth anniversary of his employment with the Company) or the earlier occurrence of a change of control of the Company (as defined in the agreement), he is entitled to receive a supplemental retirement benefit on his retirement or other separation from service from the Company.  The retirement benefit will be an annual amount equal to 50% of Mr. Temares’ annual base salary on the date of termination of employment for a period of 10 years, payable, in general, except as described below, in accordance with the Company’s normal payroll practices.  In the event Mr. Temares is terminated without cause, his employment is terminated due to death or disability, or his retirement occurs within 12 months after the occurrence of change of control of the Company, he will receive the present value of such supplemental retirement benefit in a lump sum.  Except in the case of Mr. Temares’ death, such lump sum payment will be made six months after the date of termination of employment, and, in the case of a retirement benefit payable over a ten-year period, any amount due prior to six months after the termination of employment will be paid in a lump sum on the date six months from the date of such termination of employment.

STOCK OPTIONS AND RESTRICTED STOCK

Grants of Stock Options and Restricted Stock Awards for Fiscal 2006

The following table sets forth information with respect to stock options granted and restricted stock awarded during the Company’s 2006 fiscal year to each of our named executive officers under the Company’s 2004 Incentive Compensation Plan (the “2004 Plan”).  The Company did not grant any non-equity incentive plan awards in the 2006 fiscal year.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Closing Market Price on Date of Grant ($/Sh)		Grant Date Fair Value of Stock and Option Awards(2) ($)

Warren Eisenberg	4/17/06	62,314	100,000	$38.515		$38.65		3,790,994
Leonard Feinstein	4/17/06	62,314	100,000	$38.515		$38.65		3,790,994
Steven H. Temares	4/17/06	62,314	200,000	$38.515		$38.65		5,181,964
Arthur Stark	4/17/06	19,473	25,000	$38.795	(3)	$38.91	(4)	1,083,053
Eugene A. Castagna	4/17/06	15,579	25,000	$38.795	(3)	$38.91	(4)	933,075

(1)           Grants of restricted stock, when converted from dollars to shares, are rounded up to the nearest whole share.

(2)           Pursuant to the SEC rules, stock option awards are valued in accordance with SFAS No. 123R.  See footnote 2 to the Summary Compensation Table in this Proxy Statement.

(3)           The exercise price of this option on the date of grant was $38.515, which was the average of the high and low trading prices on such date.  On December 28, 2006, the exercise price of the option was increased to the fair market value on April 19, 2006, the deemed new measurement date recommended by the Special Committee of the Board of Directors of the Company in connection with a review of the stock option grants and restricted stock awards made by the Company.  This change only affected the named executive officers noted, as it resulted from a deficiency in the documentation of their grants that did not affect the other named executive officers.  The named executive officers did not receive any payment or other consideration in respect of such adjustment.  See “Section 409A Remediation for Employee Stock Options” below.

(4)           Represents the closing market price on April 19, 2006, the deemed new measurement date described in footnote (2) above.

Vesting of restricted stock awards depends on (i) the Company’s achievement of a performance-based test for the fiscal year of the grant, and (ii) assuming the performance-based test is met, time vesting, subject in general to the executive remaining in the Company’s employ on specific vesting dates. The performance-based test for fiscal 2006 was met.   The performance test is designed to meet the standard for performance-based compensation under the Internal Revenue Code, so that restricted stock awards will be deductible compensation for certain executives if their annual compensation exceeds $1,000,000.  The stock awards granted in fiscal 2006 to Messrs. Eisenberg, Feinstein and Temares time vest in five equal installments starting on the first anniversary of the grant date.  The stock awards granted in fiscal 2006 to Messrs. Stark and Castagna time vest in five equal installments starting on the third anniversary of the grant date.

The options granted in fiscal 2006 to Messrs. Eisenberg and Feinstein vest in three equal installments starting on the first anniversary of the grant date.  The options granted in fiscal 2006 to Mr. Temares vest in five equal installments starting on the first anniversary of the grant date.  The options granted in fiscal 2006 to Messrs. Stark and Castagna vest in five equal installments starting on the third anniversary of the grant date.  At the time of grant or thereafter, option awards and underlying shares of common stock, are not transferable other than by will or the laws of descent and distribution, except as the Compensation Committee may permit, and except that the options granted in fiscal 2006 to Messrs. Eisenberg and Feinstein may be assigned by them to their respective spouses and descendants or to trusts for their benefit.

Section 409A Remediation for Employee Stock Options

A special committee of two independent members of the Company’s Board of Directors, with the assistance of independent legal counsel and outside accounting advisors, conducted a review of the stock option grants and restricted stock awards made by the Company during the period from its initial public offering in 1992 through May 15, 2006.  The review identified various deficiencies in the process of granting and documenting stock options and shares of restricted stock.  As a result of these deficiencies, the special committee recommended, among other things, revised measurement dates for certain stock option grants.  The exercise price for most of these stock option grants was less than the fair market value of the Company’s common stock on the revised measurement date.

For purposes of Section 409A, a stock option granted with an exercise price that is deemed to be less than the fair market value of the underlying common stock on the date of grant, to the extent that it was not vested as of January 1, 2005, will be subject to adverse tax consequences for the grantee of the option unless brought into compliance with Section 409A (such stock options are referred to as the “Affected Options”).  On December 21, 2006, the Company’s Board of Directors (excluding the three directors who are officers of the Company) and the Compensation Committee jointly approved the following actions with respect to the named executive officers:

•      With respect to all outstanding Affected Options granted to Messrs. Eisenberg, Feinstein and Temares, the exercise price of such options was increased prior to the end of calendar 2006 to the fair market value of the Company’s common stock on the revised measurement dates.  Each of Messrs. Eisenberg, Feinstein and Temares had informed the Board that they declined to be considered for payment of the difference between the original exercise price and the fair market value of the Company’s common stock on the revised measurement date for each Affected Option or any other payment or consideration in respect of such adjustment to the exercise price of the Affected Options held by him, and had also informed the Board that they believed the appropriate remediation for their Affected Options was an increase in the exercise price rather than (as described below in the following bullet point) a restriction on their exercise period.

•      With respect to all outstanding Affected Options granted to Messrs. Stark and Castagna, each was given the choice, with respect to each grant of such Affected Options, either to (i) select a calendar year in which such Affected Options would be exercisable (with earlier limited exercise periods in the case of his separation from service under pre-existing employment agreements, subject to the six month delay to the extent required by Section 409A), or (ii) elect to increase the exercise price of such Affected Options to the fair market value of the Company’s common stock on the revised measurement dates, in which case he agreed he would not receive payment for the difference between the original exercise price and the fair market value of the Company’s common stock on the revised measurement date for each applicable Affected Option or any other payment or consideration in respect of such adjustment to the exercise price of the Affected Options held by him.

The above actions were taken and effective December 29, 2006.  The background and circumstances surrounding these actions are more fully disclosed in the Company’s Form 8-K, dated December 21, 2006.

OUTSTANDING STOCK OPTION AND RESTRICTED STOCK AWARDS AT FISCAL YEAR-END FOR 2006

The following table sets forth information for each of the named executive officers with respect to the value of all unexercised options and unvested restricted stock awards as of March 3, 2007, the end of fiscal 2006.

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)
Warren Eisenberg	100,000	0	$23.7815	03/30/11	113,501	4,488,965
	200,000	0	$31.6150	03/06/12
	100,000	0	$32.5200	03/06/12
	133,333	0	$38.2200	04/25/13
	266,667	0	$38.7650	04/25/13
	300,000	0	$41.3450	03/03/14
	33,334	66,666	$37.5100	04/20/13
	0	100,000	$38.5150	04/17/14
Leonard Feinstein	100,000	0	$23.7815	03/30/11	113,501	4,488,965
	200,000	0	$31.6150	03/06/12
	100,000	0	$32.5200	03/06/12
	133,333	0	$38.2200	04/25/13
	266,667	0	$38.7650	04/25/13
	300,000	0	$41.3450	03/03/14
	33,334	66,666	$37.5100	04/20/13
	0	100,000	$38.5150	04/17/14
Steven H. Temares	160,000	0	$11.8282	05/27/08	113,501	4,488,965
	400,000	0	$14.7658	08/13/09
	480,000	0	$11.4688	03/13/10
	120,000	0	$15.8125	03/13/10
	180,000	0	$23.7815	03/30/11
	120,000	0	$24.5940	03/30/11
	120,000	0	$31.6150	03/06/12
	120,000	60,000	$32.5200	03/06/12
	80,001	0	$38.2200	04/25/13
	160,000	159,999	$38.7650	04/25/13
	180,000	120,000	$41.3450	03/03/14
	40,000	160,000	$37.5100	04/20/13
	0	200,000	$38.5150	04/17/14
Arthur Stark	60,000	0	$6.1875	04/15/07	35,469	1,402,799
	128,000	0	$11.8282	05/27/08
	100,000	0	$16.1250	05/26/09
	120,000	30,000	$11.4688	03/13/10
	45,000	30,000	$23.7815	03/30/11
	30,000	45,000	$31.6150	12/31/09
	20,000	80,000	$38.7650	04/25/13
	20,000	80,000	$41.3450	03/03/14
	0	25,000	$37.5100	04/20/13
	0	25,000	$38.7950	04/17/14
Eugene A. Castagna	5,600	0	$11.8282	12/31/07	31,575	1,248,791
	12,000	0	$16.1250	12/31/07
	32,000	16,000	$11.4688	12/31/08
	30,000	30,000	$23.7815	12/31/09
	30,000	45,000	$31.6150	12/31/10
	20,000	80,000	$38.7650	04/25/13
	20,000	80,000	$41.3450	03/03/14
	0	25,000	$37.5100	04/20/13
	0	25,000	$38.7950	04/17/14

(1)           Individual option grants affected by the 409A Remediation for Employee Stock Options may appear in this table as multiple entries for a recipient of such a grant where the exercise price for the Affected Options has been revised and affects only a portion of such grant, and, in the cases of Messrs. Stark and Castagna, some grants appear with a December 31 expiration date where that year has been selected as the latest year in which any portion of such grant may be exercised.  See “Section 409A Remediation for Employee Stock Options.”

(2)           Market value based on the closing price of the Company’s common stock of $39.55 per share on March 2, 2007, the last trading day in fiscal year 2006.

Options Exercises and Restricted Stock Vested for 2006

The following table includes certain information with respect to the exercise of options and vesting of restricted stock by named executive officers during fiscal 2006.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)

Warren Eisenberg(1)	0	0	12,796	487,220

Leonard Feinstein(1)	0	0	12,796	487,220

Steven H. Temares(1)	0	0	12,796	487,220

Arthur Stark(2)	60,000	1,768,950	0	0

Eugene A. Castagna	0	0	0	0

(1)           Messrs. Eisenberg, Feinstein and Temares each acquired 12,796 shares with a market price of $38.076 on May 11, 2006 upon the lapse of restrictions on previously granted shares of restricted stock.

(2)           Mr. Stark exercised 60,000 stock options on June 23, 2006, with an exercise price of $4.9375 and a market price of $34.42.

DEFERRED COMPENSATION

Effective January 1, 2006, the Company adopted a non-qualified deferred compensation plan for the benefit of employees defined by the Internal Revenue Service as highly compensated.  A certain percentage of an employee’s contributions may be matched by the Company, subject to certain plan limitations, as more fully described below. The following table provides compensation information for the Company’s non-qualified deferred compensation plan for each of the named executive officers for fiscal year 2006.

Nonqualified Deferred Compensation for Fiscal Year 2006

Name	Executive Contributions for Fiscal Year 2006(1) ($)	Company Contributions for Fiscal Year 2006 ($)	Aggregate Earnings in Fiscal Year 2006 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year End 2006 ($)
Warren Eisenberg	264,423	6,600	19,283	0	333,211
Leonard Feinstein	264,423	6,600	19,257	0	333,186
Steven H. Temares	10,769	2,682	398	0	15,388
Arthur Stark	205,289	4,100	9,457	0	245,769
Eugene A. Castagna	40,673	2,682	2,711	0	51,624

(1)           All amounts reported in this column were also reported above in this Proxy Statement in the “Salary” column of the Summary Compensation Table for the applicable named executive officer.

Under the Company’s non-qualified deferred compensation plan, a participant’s regular earnings may be deferred at the election of the participant, excluding bonus or incentive compensation, welfare benefits, fringe benefits, noncash remuneration, amounts realized from the sale of stock acquired under a stock option or grant, and moving expenses.

When a participant elects to make a deferral under the plan, the Company credits the account of the participant with a matching contribution equal to fifty percent of the deferral, offset dollar for dollar by any matching contribution that the Company makes to the participant under the Company’s 401(k) plan.  The payment of this matching contribution is made upon the conclusion of the fiscal year.  The maximum matching contribution to be made by the Company to a participant between the Company’s non-qualified deferred compensation plan and the Company’s 401(k) plan cannot exceed the lesser of $6,600 and three percent of a participant’s eligible compensation.

A participant is fully vested in amounts deferred under the non-qualified deferred compensation plan.  A participant has a vested right in matching contributions made by the Company under the nonqualified deferred compensation plan, depending on the participant’s years of service with the Company:  twenty percent at one to two years of service, forty percent at two to three years of service, sixty percent at three to four years of service, eighty percent at four to five years of service and one hundred percent at five or more years of service.  As each of the named executive officers has more than five years of service to the Company, they are each fully vested in the matching contributions made by the Company under the plan.

Amounts in a participant’s account in the non-qualified deferred compensation plan are payable either in a lump sum or substantially equal annual installments over a period of five or ten years, as elected by the participant, to be distributed no later than six months following a participant’s retirement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table below sets forth certain information regarding the beneficial ownership of shares of our Common Stock as of May 14, 2007 by (i) each person or group of affiliated persons known by us to beneficially own more than five percent of our Common Stock; (ii) our named executive officers; (iii) each of our directors and nominees for director; and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of Common Stock issuable within 60 days of May 14, 2007 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended, and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 273,894,397 shares of our Common Stock outstanding at May 14, 2007.  Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our Common Stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Bed Bath & Beyond Inc., 650 Liberty Avenue, Union, New Jersey 07083.

		Number of Shares of Common Stock
		Beneficially Owned and Percent of Class as
Name	Position	of May 14, 2007
Ruane, Cunniff & Goldfarb Inc.		17,614,495	(1)	6.4%
Warren Eisenberg	Co-Chairman and Director	7,039,131	(2)	2.6%
Leonard Feinstein	Co-Chairman and Director	5,587,787	(3)	2.0%
Steven H. Temares	Chief Executive Officer and Director	2,579,671	(4)	*
Arthur Stark	President and Chief Merchandising Officer	712,792	(5)	*
Eugene A. Castagna	Chief Financial Officer and Treasurer	265,417	(6)	*
Dean S. Adler	Director	2,602		*
Stanley F. Barshay	Director	2,710		*
Klaus Eppler	Director	6,176		*
Jordan Heller	Director	1.561		*
Robert Kaplan	Director	7,715		*
Victoria A. Morrison	Director	1,443		*
Fran Stoller	Director	439		*
All Directors and Executive Officers as a Group (13 persons)		16,917,061		6.2%

*                                         Less than 1% of the outstanding common stock of the Company.

(1)                                  Information regarding Ruane, Cunniff & Goldfarb Inc. was obtained from a Schedule 13G filed with the SEC on February 14, 2007 by Ruane, Cunniff & Goldfarb Inc.  The Schedule 13G states that Ruane, Cunniff & Goldfarb Inc. is deemed to have beneficial ownership of 17,614,495 shares of common stock, acquired in the ordinary course of business.  The Schedule 13G also states that Ruane, Cunniff & Goldfarb Inc. has the sole power to dispose or to direct the disposition of 17,614,495 shares of common stock.  The address of Ruane, Cunniff & Goldfarb Inc. is 767 Fifth Avenue, New York, NY  10153.

(2)                                  The shares shown as being owned by Mr. Eisenberg include:  (a) 1,406,679 shares owned by Mr. Eisenberg individually; (b) 1,200,001 shares issuable pursuant to stock options granted to Mr. Eisenberg that are or become exercisable within 60 days; (c) 746,000 shares owned by a foundation of which Mr. Eisenberg and his family members are trustees and officers; (d) 2,000,000 shares owned of record by Mr. Eisenberg’s wife; (e) 1,539,835 shares owned by trusts for the benefit of Mr. Eisenberg and his family members; and (f) 146,616 shares of restricted stock.  Mr. Eisenberg has sole voting power with respect to the shares held by him individually but disclaims beneficial ownership of any of the shares not owned by him individually.

(3)           The shares shown as being owned by Mr. Feinstein include:  (a) 1,034,135 shares owned by Mr. Feinstein individually; (b) 1,200,001 shares issuable pursuant to stock options granted to Mr. Feinstein that are or become exercisable within 60 days; (c) 667,200 shares owned by a foundation of which Mr. Feinstein and his family members are trustees and officers; (d) 1,000,000 shares owned of record by Mr. Feinstein’s wife; (e) 1,539,835 shares owned by trusts for the benefit of Mr. Feinstein and his family members; and (f) 146,616 shares of restricted stock.  Mr. Feinstein has sole voting power with respect to the shares held by him individually but disclaims beneficial ownership of any of the shares not owned by him individually.

(4)           The shares shown as being owned by Mr. Temares include:  (a) 48,054 shares owned by Mr. Temares individually; (b) 2,380,001 shares issuable pursuant to stock options granted to Mr. Temares that are or become exercisable within 60 days; (c) 5,000 shares owned by a family limited partnership; and (d) 146,616 shares of restricted stock.

(5)           The shares shown as being owned by Mr. Stark include: (a) 110,000 shares owned by Mr. Stark individually; (b) 543,000 shares issuable pursuant to stock options that are or become exercisable within 60 days; and (c) 59,792 shares of restricted stock.

(6)           The shares shown as being owned by Mr. Castagna include:  (a) 215,600 shares issuable pursuant to stock options granted to Mr. Castagna that are or become exercisable within 60 days; and (b) 49,817 shares of restricted stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of our Common Stock and their transactions in such Common Stock.  Based solely upon a review of the copies of Section 16(a) reports that we have received from such persons or entities for transactions in our Common Stock and their Common Stock holdings for fiscal 2006, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors and executive officers, except that (i) each of the outside directors who elected to receive all or a portion of their directors’ fees in common stock filed one late report on March 3, 2006 with respect to such grants of shares of Common Stock as payment of director fees, and (ii) Mr. Temares filed one late report on February 1, 2007 with respect to the sale of shares by a family limited partnership established by Mr. Temares’ mother.

NEXT YEAR’S ANNUAL MEETING

Proposals which shareholders intend to present at the 2008 Annual Meeting of Shareholders must be received by the Company no later than February 11, 2008, to be presented at the meeting or to be eligible for inclusion in next year’s proxy statement under the SEC’s proxy rules.

BED BATH & BEYOND INC.	VOTE BY INTERNET - www.proxyvote.com
650 LIBERTY AVENUE UNION, NJ 07083

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 9, 2007. Have your proxy card in hand when you access the web site.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Bed Bath & Beyond Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 9, 2007. Have your proxy card in hand when you call.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bed Bath & Beyond Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF VOTING BY MAIL, PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BDBTH1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BED BATH & BEYOND INC.

1.	ELECTION OF DIRECTORS
The Board of Directors Recommends
	a Vote “FOR ALL NOMINEES” with				For	Withhold	For All	To withhold authority to vote for any individual
	respect to Proposal No. 1. Nominees for a one (1) year term:				All	All	Except	nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	01) Warren Eisenberg	03) Patrick R. Gaston
	02) Stanley F. Barshay	04) Victoria A. Morrison			☐	☐	☐

		For	Against	Abstain					For	Against	Abstain
2.	RATIFICATION OF THE APPOINTMENT OF KPMG LLP; The Board of Directors Recommends a Vote “FOR” Proposal No. 2.	☐	☐	☐	5.	SHAREHOLDER PROPOSAL; PRODUCT CONTENT REPORT The Board of Directors Recommends a Vote “AGAINST” Proposal No. 5.			☐	☐	☐

3.	SHAREHOLDER PROPOSAL; CLIMATE CHANGE REPORT The Board of Directors Recommends a Vote “AGAINST” Proposal No. 3.	☐	☐	☐	6.	In their discretion, the Proxies are authorized to vote upon such other business as may be brought before the meeting.

4.	SHAREHOLDER PROPOSAL; EXECUTIVE COMPENSATION VOTE The Board of Directors Recommends a Vote “AGAINST” Proposal No. 4.	☐	☐	☐

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)		Date

PROXY

BED BATH & BEYOND INC.
650 LIBERTY AVENUE
UNION, NEW JERSEY 07083

ANNUAL MEETING OF SHAREHOLDERS
JULY 10, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Leonard Feinstein and Steven Temares, or either one of them, acting singly, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Bed Bath & Beyond Inc. held of record by the undersigned on May 14, 2007 at the Annual Meeting of Shareholders to be held on July 10, 2007 or any adjournment thereof.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED HEREBY WILL BE VOTED, IF NOT OTHERWISE SPECIFIED, FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSAL 2, AND AGAINST PROPOSALS 3, 4 AND 5.

(Continued on Reverse Side)